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                                EXHIBIT 5.1

August 27, 1996




Securities and Exchange Commission
Judiciary Plaza Office Building
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

I am Vice President, Secretary and General Counsel of Belden Inc., a Delaware corporation (the "Company"), and am familiar with the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the registration of 20,000 shares of the Company's
Common Stock, $.01 par value (the "Shares"), issuable pursuant to the Company's Non-Employee Director Stock Plan (the "Plan"). I have examined such certificates, documents and records of the Company and have made such other investigations as I have deemed necessary in order to render the opinion hereinafter set forth.

I am of the opinion that Shares issued pursuant to the Plan are duly authorized pursuant to the Plan, and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

I hereby consent to the use of my name in such Registration Statement and also to the filing of this opinion as an exhibit to such Registration Statement.

Yours very truly,


/s/ KEVIN L. BLOOMFIELD
Kevin L. Bloomfield
Vice President, Secretary
and General Counsel